Exhibit 99.1

EVERTEC GROUP, LLC REPORTS FOURTH QUARTER AND YEAR 2012 RESULTS

Fourth Quarter 2012 Highlights

•	Total revenues were $91.0 million, an increase of 6%, as compared to the fourth quarter of 2011.

•	Adjusted EBITDA was $51.8 million, an increase of 29%, as compared to the fourth quarter of 2011.

•

Received a 15-year tax grant from the Government of Puerto Rico providing for a reduced income tax rate of 4.0% on data processing activities (approximately 73% of FY 2012 taxable income) as well as a 90% and 60% exemption on property and municipal taxes, respectively.

•	Returned capital of approximately $50.3 million to stockholders through a special dividend.

Year ended December 31, 2012 Highlights

•	Total revenues were $341.7 million, an increase of 6%, as compared to the corresponding 2011 period.

•	Adjusted EBITDA was $169.6 million, an increase of 14%, as compared to the corresponding 2011 period.

•	Enhanced management team with addition of Chief Executive Officer Peter Harrington and Chief Operating Officer Philip Steurer.

•	Converted from a Puerto Rico corporation to a Puerto Rico limited liability company for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries.

•	Returned total capital of approximately $317.5 million to stockholders through two special dividends.

SAN JUAN, PUERTO RICO – MARCH 14, 2013 — EVERTEC Group, LLC (“EVERTEC” or the “Company”) today reported consolidated results for the fourth quarter and year ended December 31, 2012.

“We are pleased to report another strong quarter and year of double-digit Adjusted EBITDA growth and revenue increases across our business lines,” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “Our continued strong financial performance is a testament to the value of our diversified business model, which has enabled us to provide our customers with differentiated, value-add capabilities and successfully penetrate new markets and geographies. In addition to our commercial accomplishments during 2012, we also took a number of important steps in our corporate development including obtaining a 15-year tax grant from the Government of Puerto Rico. This grant has structurally enhanced our advantaged free cash flow profile and further positions us to compound our momentum in the Latin American payments market.”

Fourth Quarter 2012 Financial Results

Total revenues for the quarter ended December 31, 2012 were $91.0 million, representing an increase of $5.4 million, or 6% as compared to the corresponding 2011 period. The aforementioned consolidated growth reflects an increase in Merchant Acquiring revenues of $0.1 million, Payment Processing revenues of $2.4 million or 11%, and Business Solutions revenues of $2.9 million or 6%. The increase in Payment Processing and Business Solutions segment revenues was primarily due to an increase in volume and higher demand for our services.

Total operating costs and expenses, excluding depreciation and amortization, for the quarter ended December 31, 2012 were $47.3 million, representing a decrease of $0.6 million or 1% as compared to the corresponding 2011 period. The decrease was primarily due to a reduction in personnel related costs.

Total non-operating expenses for the quarter ended December 31, 2012 remained flat when compared to the 2011 period.

Income tax benefit for the quarter ended December 31, 2012 amounted to $0.8 million as compared to an income tax expense of $1.6 million for the corresponding 2011 period. The income tax benefit for the 2012 period was primarily related to the impact of the tax grant received by EVERTEC during the fourth quarter of 2012.

Adjusted EBITDA for the quarter ended December 31, 2012 was $51.8 million, an increase of $11.5 million or 29% as compared to $40.2 million for the same period in 2011. The increase in Adjusted EBITDA was primarily driven by the aforementioned growth in revenues and significant operating leverage in our leading technology platform. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 56.9% from 47.0% in the corresponding 2011 period.

Year Ended December 31, 2012 Financial Results

Total revenues for the year ended December 31, 2012 were $341.7 million, representing an increase of $20.6 million or 6% as compared to the corresponding 2011 period. Merchant Acquiring revenues for the year ended December 31, 2012 were $69.6 million, representing an increase of $7.6 million or 12% as compared to the corresponding 2011 period. The increase in Merchant Acquiring revenues during 2012 was primarily attributable to volume growth in our core business of $5.0 million. Payment Processing revenues for the year ended December 31, 2012 were $94.8 million, representing an increase of $9.1 million or 11% as compared to the corresponding 2011 period. The increase in Payment Processing revenues during 2012 was primarily attributable to an increase in volume. Business Solutions revenues for the year ended December 31, 2012 were $177.3 million, representing an increase of $3.9 million or 2% as compared to the corresponding 2011 period. The increase in Business Solutions revenues during 2012 was primarily due to higher demand for our services.

Total operating costs and expenses excluding depreciation and amortization, for the year ended December 31, 2012 were $190.2 million, representing an increase of $1.5 million or 1% as compared to the corresponding 2011 period. The increase was primarily attributable to the increase in revenues as described above, partially offset by a reduction in personnel costs.

Total non-operating expenses for the year ended December 31, 2012 were $61.9 million, representing a decrease of $5.6 million or 8% as compared to the 2011 period. The decrease in non-operating expenses in 2012 was primarily driven by lower other expenses of $9.7 million, partially offset by an increase in interest expense of $3.4 million from the issuance of additional debt in May 2012.

Income tax benefit for the year ended December 31, 2012 was $87.7 million as compared to $33.1 million for the corresponding 2011 period. The income tax benefit in 2012 was primarily attributable to a $90.9 million income tax benefit from the elimination of EVERTEC’s deferred tax liability following the Conversion and the effect of the tax grant received during the fourth quarter of 2012. The income tax benefit in 2011 was primarily attributable to a $27.6 reduction in the Company’s deferred tax liability following the enactment of certain tax reforms in Puerto Rico on January 31, 2011 which reduced in the marginal corporate income tax rate from 39% to 30%.

Adjusted EBITDA for the year ended December 31, 2012 was $169.6 million, an increase of $20.5 million or 14% as compared to the same period in 2011. This increase was primarily driven by revenue growth across all three business segments and lower incremental costs. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 49.6% from 46.4% in the corresponding 2011 period.

Cash and Liquidity

As of December 31, 2012, EVERTEC’s unrestricted cash balance was $25.0 million. Also, as of December 31, 2012 EVERTEC had $35.3 million of net borrowing capacity available under its revolving credit facility after giving effect to $14.0 million of short-term borrowings and a $0.7 million letter of credit on behalf of EVERTEC Costa Rica, S.A.

Debt

As of December 31, 2012, the Company’s unpaid principal balance was $759.5 million.

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually, and manages the electronic payment network for over 4,100 automated teller machines (“ATM”) and over 104,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the sixth largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions and believes its business is well positioned to continue to expand across the fast growing Latin American region.

EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity investor, and 49% owned by Popular, Inc., the largest financial institution in the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH® network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; and evolving industry standards.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts

Juan J. Román, CPA	Luis M. Cabrera
Executive Vice President	Senior Vice President
Chief Financial Officer	Treasurer, Head of Investor Relations & Corporate Development
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertectinc.com

EVERTEC Group, LLC Consolidated Balance Sheets

	December 31,
(Dollar amounts in thousands)	2012	2011
Assets
Current Assets:
Cash	$24,993	$53,523
Restricted cash	4,939	5,288
Accounts receivable, net	78,672	60,930
Prepaid expenses and other assets	13,005	21,526

Total current assets	121,609	141,267
Investment in equity investee	11,080	12,267
Property and equipment, net	36,737	36,685
Goodwill	372,307	371,712
Other intangible assets, net	403,170	448,914
Other long-term assets	24,478	22,894

Total assets	$969,381	$1,033,739

Liabilities and member’s equity
Current Liabilities:
Accrued liabilities	$33,245	$29,581
Accounts payable	24,482	21,786
Unearned income	1,166	900
Income tax payable	2,959	3,383
Current portion of long-term debt	6,052	—
Short-term borrowings	26,995	—
Deferred tax liability, net	632	9,321

Total current liabilities	95,531	64,971
Long-term debt	730,709	523,833
Long-term deferred tax liability, net	6,827	91,431
Other long-term liabilities	3,072	449

Total liabilities	836,139	680,684

Member’s equity
Member’s units (100 units issued and outstanding)	—	—
Contributed capital	120,202	326,367
Accumulated earnings	13,882	28,006
Accumulated other comprehensive loss, net of tax of $0 and $13	(842)	(1,318)

Total member’s equity	133,242	353,055

Total liabilities and member’s equity	$969,381	$1,033,739

EVERTEC Group, LLC Consolidated Statements of Income and Comprehensive Income

	Quarters ended December 31,		Years ended December 31,
(Dollar amounts in thousands)	2012	2011	2012	2011
Revenues
Merchant acquiring, net	$18,092	$17,954	$69,591	$61,997
Payment processing	24,815	22,456	94,801	85,691
Business solutions	48,078	45,161	177,292	173,434

Total revenues	90,985	85,571	341,684	321,122

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	40,391	40,545	158,860	155,377
Selling, general and administrative expenses	6,927	7,334	31,312	33,339
Depreciation and amortization	17,975	17,914	71,492	69,891

Total operating costs and expenses	65,293	65,793	261,664	258,607

Income from operations	25,692	19,778	80,020	62,515

Non-operating (expenses) income
Interest income	83	123	313	760
Interest expense	(15,117)	(11,685)	(54,331)	(50,957)
Earnings of equity method investment	461	148	564	833
Other expenses (income):
Voluntary Retirement Program (“VRP”) expense	—	(332)	—	(14,529)
Other income (expenses)	1,312	(1,581)	(8,490)	(3,672)

Total other income (expenses)	1,312	(1,913)	(8,490)	(18,201)

Total non-operating (expenses) income	(13,261)	(13,327)	(61,944)	(67,565)

Income (loss) before income taxes	12,431	6,451	18,076	(5,050)
Income tax (benefit) expense	(786)	1,615	(87,746)	(33,054)

Net income	13,217	4,836	105,822	28,004
Other comprehensive (loss) income, net of income tax expense of $0, $5, $13 and $13
Foreign currency translation adjustments	(2,075)	414	476	(1,176)

Total comprehensive income	$11,142	$5,250	$106,298	$26,828

EVERTEC Group, LLC Consolidated Statements of Cash Flows

	Year ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$105,822	$28,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,492	69,891
Amortization of debt issue costs and premium and accretion of discount	5,091	7,995
Provision for doubtful accounts and sundry losses	1,645	1,005
Deferred tax benefit	(93,402)	(25,910)
Share-based compensation	1,204	884
Realized loss on derivative	—	1,399
Unrealized (gain) loss of indemnification assets	(966)	292
Amortization of a contract liability	(703)	(7,440)
Loss on disposition of property and equipment and other intangibles	1,671	122
Earnings of equity method investment	(564)	(833)
Dividend received from equity investment	1,630	1,467
Prepayment penalty related to debt refinancing	—	(3,387)
Premium on issuance of long-term debt	2,000	—
(Increase) decrease in assets:
Accounts receivable, net	(16,301)	3,704
Prepaid expenses and other assets	1,916	(7,409)
Other long-term assets	(3,567)	—
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	5,846	(1,977)
Income tax payable	(424)	944
Unearned income	266	584

Total adjustments	(23,166)	41,331

Net cash provided by operating activities	82,656	69,335

Cash flows from investing activities
Net decrease in restricted cash	349	812
Intangible assets acquired	(10,896)	(14,466)
Property and equipment acquired	(16,613)	(8,963)
Proceeds from sales of property and equipment	118	114
Acquisition of an equity method investment	—	(9,244)

Net cash used in investing activities	(27,042)	(31,747)

Cash flows from financing activities
Proceeds from issuance of long-term debt	208,725	—
Debt issuance costs	(2,174)	—
Short-term borrowings	26,995	—
Repayment and repurchase of long-term debt	—	(38,590)
Repayment of other financing agreement	(225)	(674)
Net distributions to parent company	(317,465)	—

Net cash used in financing activities	(84,144)	(39,264)

Net decrease in cash	(28,530)	(1,676)
Cash at beginning of the period	53,523	55,199

Cash at end of the period	$24,993	$53,523

Net Income Reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities and the indenture governing the notes in testing our compliance with covenants therein such as the senior secured leverage ratio and the fixed charge coverage ratio. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

EBITDA and Adjusted EBITDA are not measurements of liquidity or financial performance under accounting principles generally accepted in the United States of America (“GAAP”). You should not consider EBITDA and Adjusted EBITDA as alternatives to cash flows from operating activities or any other performance measures determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Quarters ended December 31,		Years ended December 31,
(Dollar amounts in thousands)	2012	2011	2012	2011
Net income	$13,217	$4,836	$105,822	$28,004
Income tax (benefit) expense	(786)	1,615	(87,746)	(33,054)
Interest expense, net	15,034	11,562	54,018	50,197
Depreciation and amortization	17,975	17,914	71,492	69,891

EBITDA	45,440	35,927	143,586	115,038

Software maintenance reimbursement and other costs (1)	507	720	2,429	2,570
Equity income (2)	432	582	1,057	635
Compensation and benefits (3)	315	608	3,795	15,970
Pro forma cost reduction adjustments (4)	2,150	—	2,150	—
Pro forma VRP benefits(5)	—	—	—	4,751
Transaction, refinancing and other non-recurring fees (6)	2,800	715	14,871	8,015
Management fees (7)	745	636	2,982	2,532
Purchase accounting (8)	(632)	1,020	(1,284)	(393)

Adjusted EBITDA	$51,757	$40,208	$169,586	$149,118

(1)	Primarily represents reimbursements received for certain software maintenance expenses as part of the Merger.
(2)	Represents CONTADO’s non-cash equity income, net of cash dividends received.
(3)

For the year ended December 31, 2012, mainly represents a one-time payment of $2.2 million as a result of the former CEO’s employment modification agreement. For the year ended December 31, 2011, includes one-time costs related to the voluntary retirement program (“VRP”). All periods include other adjustments related to non-cash equity based compensation.

(4)	Represents the pro forma effect of the expected net savings primarily in compensation and benefits from the reduction of certain temporary employees and professional services.
(5)	Represents the pro forma net savings in compensation and benefits from the VRP.
(6)

Represents primarily: (i) costs associated with the issuance and refinancing of EVERTEC’s debt of approximately $4,000 and $0.2 million in the quarters ended December 31, 2012 and 2011, respectively, and $8.8 million and $2.4 million in the years ended December 31, 2012 and 2011, respectively; (ii) costs associated with certain non-recurring corporate transactions, including, for example, costs related to EVERTEC’s conversion to an LLC and the distributions made to EVERTEC’s direct parent during 2012, of $1.0 million and $0.3 million in the quarters ended December 31, 2012 and 2011, respectively, and $3.5 million and $4.0 million in the years ended December 31, 2012 and 2011, respectively; and (iii) a nonrecurring, non-cash asset write-off of $1.6 million in the quarter and year ended December 31, 2012 and other non-recurring expenses of $1.6 million in the year ended December 31, 2011.

(7)	Represents the management fee payable to our equity sponsors.
(8)

Represents the elimination of purchase accounting impacts associated with (i) certain customer service and software related arrangements where EVERTEC receives reimbursements from Popular and (ii) EVERTEC’s rights and obligations to buy equity interests in CONTADO and Serfinsa in 2011.